FORM 5
                                             _________________________________
[ ] Check this box if no longer subject      |          OMB APPROVAL         |
    to Section 16. Form 4 or Form 5          _________________________________
    obligations may continue.  See           | OMB Number:          3235-0287|
    Instruction (b).                         | Expires:     December 31, 2001|
[ ] Form 3 Holdings Reported                 | Estimated average burden      |
[ ] Form 4 Holdings Reported                 | hours per response.......  0.5|
                                             _________________________________


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Molen             Richard               L.
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   (Last)            (First)            (Middle)

   1440 Country Wood Drive
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                     (Street)

   Dayton                 OH            45440
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Alltrista Corporation (ALC)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 31, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                         Page 1

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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          1.                2.           3.                     4.                       5.           6.          7.
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                                                                                    Amount of     Owner-
                         Trans-                                                     Securities    ship
                         action      Trans-                                         Beneficially  Form:
                         Date        action                                         Owned at End  Direct      Nature of
                        --------     Code            Securities Acquired (A)        of Issuer's   (D) or      Indirect
Title of                 (Month/     (Instr. 8)      or Disposed of (D)             Fiscal Year   Indirect    Beneficial
Security                  Day/       ----------   ----------------------------      (Instr.       (I)         Ownership
(Instr. 3)                Year)         Code        Amount  (A) or (D)  Price       3 and 4)      (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------

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

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
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     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
Stock
Options
(Right to                                                                 Common
Buy) (1)    $10.95    9/24/01     A     20,000           (2)    9/24/11   Stock    20,000            20,000       D
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

(1)  Granted pursuant to the Alltrista Corporation 2001 Stock Option Plan.
(2)  Presently exercisable.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, See Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.


               /s/ Richard L. Molen                          February 12, 2002
              ----------------------------------------     --------------------
               ** Signature of the Reporting Person                Date

                                                                          (Over)
                                                                 SEC 1474 (7/96)


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